Exhibit 5.1

August 11, 2009

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300

Alexandria, VA 22314

Re:                               Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) on or about the date hereof relating to an aggregate of 8,065,397 shares (the “Shares”) of the common stock, par value $.01 per share (the “Common Stock”), of AvalonBay Communities, Inc., a Maryland corporation (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), that may be issued pursuant to the Company’s 1994 Stock Incentive Plan, as amended and restated, and the Company’s 2009 Stock Option and Incentive Plan (collectively, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP